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EXHIBIT 11

FRANKLIN FINANCE CORPORATION

COMPUTATION OF NET INCOME PER SHARE

Net income for income per share is computed by subtracting from the applicable income the dividend requirements on preferred stock to arrive at income applicable to common stock and dividing this amount by the weighted average number of shares of common stock outstanding during the period.


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
                                                                          FOR THE YEARS ENDED
                                                                              DECEMBER 31,
                                                         ------------------------------------------------------
                                                            2000                  1999                  1998
                                                         ------------------------------------------------------
INCOME
Net income                                               $2,847,455            $2,467,247            $2,763,552
Less: preferred stock dividend requirement                1,800,900             1,800,900             1,801,447
                                                         ------------------------------------------------------
Net income applicable to common stock                    $1,046,555            $  666,347            $  962,105
                                                         ======================================================


SHARES
Weighted average number of common shares                     22,077                22,077                22,077


NET INCOME PER SHARE                                     $    47.40            $    30.18            $    43.58
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